March 17, 2016

Nuveen Municipal Value Fund, Inc.

333 West Wacker Drive

Chicago, IL 60606

Re: Nuveen Municipal Value Fund, Inc. (NUV) (File No. 333-166840)

Ladies and Gentleman:

We hereby consent to all references to our firm in Post-Effective Amendment No. 9 under the Securities Act of 1933 to the Registration Statement of Nuveen Municipal Value Fund, Inc. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/Dorsey & Whitney LLP